AMENDMENT dated as of January 4, 1998, to the Rights
               Agreement dated as of December 11, 1996 (the "Rights Agreement"), between SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION (the "Company") and STATE STREET BANK AND TRUST COMPANY, as Rights Agent (the "Rights Agent").

          Pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the following actions are hereby taken prior to executing the Merger Agreement and Stock Option Agreement referred to below:

          Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

          (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

               "Notwithstanding anything in this Rights Agreement to the contrary, none of SBC Communications Inc., SBC (CT), Inc. or any Affiliate or Associate of either shall be deemed to be an Acquiring Person, either individually or collectively, solely by virtue of (i) the announcement of the Merger (as such term is defined in the Merger Agreement), (ii) the acquisition of Common Shares of the Company pursuant to the Merger or the Stock Option Agreement, (iii) the execution of the Merger Agreement or the Stock Option Agreement or (iv) the consummation of the Merger or of the other transactions contemplated in the Merger Agreement or the Stock Option Agreement."

          (b) The following definitions shall be added to Section 1 of the Rights Agreement:

               "(o) "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of January 4, 1998 among SBC Communications Inc., SBC (CT), Inc. and the Company."

               "(p) "Stock Option Agreement" shall mean the Stock Option Agreement dated as of January 4, 1998 between the Company and SBC Communications Inc."

          (c) Section 3(a) of the Rights Agreement is amended (i) to add the following sentence at the end thereof:

               "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely

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          as the result of (i) the announcement of the Merger, (ii) the acquisition of Common Shares of the Company pursuant to the Merger or the Stock Option Agreement, (iii) the execution of the Merger Agreement or the Stock Option Agreement or (iv) the consummation of the Merger or of the other transactions contemplated in the Merger Agreement or the Stock Option Agreement."; and

               (ii) to replace the words "the tenth day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person") in Section 3(a)



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                                                                          2


with the following: "the date, if any, as may be designated by the Board of Directors of the Company".

          Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Connecticut applicable to contracts to be made and performed entirely within such State.


          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

                                SOUTHERN NEW ENGLAND
                                TELECOMMUNICATIONS CORPORATION,


                                 by: /s/ Daniel J. Miglio
                                     ----------------------------
                                     Name:  Daniel J. Miglio
                                     Title: Chairman of the Board
                                            and Chief Executive Officer


                                STATE STREET BANK & TRUST COMPANY,
                                as Rights Agent


                                 by: /s/ Stephen Cesso
                                     -----------------------------
                                     Name:  Stephen Cesso
                                     Title: Vice President &
                                            Associate Counsel